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                             JAVELIN SYSTEMS, INC.
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                            SECRETARY'S CERTIFICATE
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     The undersigned, LAWRENCE W. McCORKLE, does hereby certify that (i) he is the duly elected and acting Secretary of JAVELIN SYSTEMS, INC., a Delaware corporation (the "Corporation"), and (ii) in accordance with the provisions of
Section 7.7 of Article VII of the Amended and Restated Bylaws of the Corporation, the following resolution was adopted on October 2, 1996 by written consent by the affirmative vote of more than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of voting stock of the Corporation:

     "RESOLVED, that Section 2.3 of Article II of the Amended and Restated Bylaws of the Corporation is amended and restated in its entirety to read as follows:


           'Section 2.3 Removal. At any meeting of stockholders
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      properly called for such purpose and with prior notice
      thereof, all the directors, or all the directors of a particular class, or any individual director, may be removed, with or without cause, by the affirmative vote of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.'"

      The remainder of the Corporation's Bylaws remain in full force and effect as of the date hereof.

      IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of October, 1996.

                                     /s/ Lawrence W. McCorkle
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                                      Lawrence W. McCorkle, Secretary
                                      JAVELIN SYSTEMS, INC.